James River Coal Company Adjusts Production In Central Appalachia In Response To Continued Weak Coal Markets

- McCoy Elkhorn Coal Mines and Prep Plants Idled

- Bledsoe Coal Mines and Prep Plants Idled

- Long Branch Surface Mine Idled

- Furloughed Approximately 525 Full-Time Employees

RICHMOND, Va., Sept. 16, 2013 /PRNewswire/ -- James River Coal Company (NASDAQ: JRCC), announced today that it has idled coal production at several locations in Central Appalachia (CAPP) due to continued weakness in the domestic and international coal markets.

Today's actions will result in approximately 525 full-time employees being furloughed. The anticipated date to restart these operations is unknown at this time and subject to the coal market.

James River Coal Company is one of the leading coal producers in Central Appalachia and the Illinois Basin. The company sells metallurgical, bituminous steam and industrial-grade coal to electric utility companies and industrial customers both domestically and internationally. The Company's operations are managed through eight operating subsidiaries located throughout eastern Kentucky, southern West Virginia and southern Indiana. Additional information about James River Coal can be found at its web site www.jamesrivercoal.com

FORWARD-LOOKING STATEMENTS: Certain statements in this press release and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward looking statements include, without limitation, statements regarding future sales and contracting activity and projected fuel escalators. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: our cash flows, results of operation or financial condition; the consummation of acquisition, disposition or financing transactions and the effect thereof on our business; governmental policies, regulatory actions and court decisions affecting the coal industry or our customers' coal usage; legal and administrative proceedings, settlements, investigations and claims; our ability to obtain and renew permits necessary for our existing and planned operation in a timely manner; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; our production capabilities; availability of transportation; our ability to timely obtain necessary supplies and equipment; market demand for coal, electricity and steel; competition, including competition from alternative sources such as natural gas; our relationships with, and other conditions affecting, our customers; employee workforce factors; our assumptions concerning economically recoverable coal reserve estimates; future economic or capital market conditions; our plans and objectives for future operations and expansion or consolidation; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000